Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-227202) and Form S-8 (No. 333-240242, 333-231864, 333-220330, 333-220324) of DuPont de Nemours, Inc. of our report dated February 12, 2021, except for the effects of discontinued operations discussed in Note 1 and the change in composition of reportable segments discussed in Note 4 and Note 23, as to which the date is June 3, 2021, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 3, 2021

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